Exhibit 5(a) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                BLANCHARD FUNDS
                              MANAGEMENT CONTRACT

    This Contract is made this 12th day of July, 1995 between Virtus Capital Management,
Inc., a Maryland corporation having its principal place of business in Richmond, Virginia (the "Manager"), and Blanchard Funds, a Massachusetts business trust having its principal place of business in Pittsburgh, Pennsylvania (the "Trust").

     WHEREAS the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended, and is registered as such with the Securities and Exchange Commission; and

     WHEREAS Manager is engaged in the business of rendering investment advisory and management services.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. The Trust hereby appoints Manager as Manager for each of the portfolios ("Funds") of the Trust which executes an exhibit to this Contract, and Manager accepts the appointments. Subject to the direction of the Trustees of the Trust, Manager shall provide or procure on behalf of each of the Funds all management and administrative services. In carrying out its obligations under this paragraph, the Manager shall: (i) provide or arrange for investment research and supervision of the investments of the Funds; (ii) select and evaluate the performance of each Fund's Portfolio Sub-Adviser; (iii) select and evaluate the performance of the Administrator; and (iv) conduct or arrange for a continuous program of appropriate sale or other disposition and reinvestment of each Fund's assets.

    2. Manager, in its supervision of the investments of each of the Funds will be guided by each of the Fund's investment objective and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statements and exhibits and may be on file with the Securities and Exchange Commission.

    3. Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Trust expenses, including, without limitatlon, the expenses of organizing the Trust and continuing its existence; fees and expenses of trustees and officers of the Trust; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, and any amendments thereto; expenses of registering and qualifying the Trust, the Funds, and Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Funds. Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.

    4. Each of the Funds shall pay to Manager, for all services rendered to each Fund by Manager hereunder, the fees set forth in the exhibits attached hereto.

    5. If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding distribution fees, taxes, interest and extraordinary expenses and certain other excludable expenses, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are offered for sale, the Manager shall reduce its investment advisory fee in order to reduce such excess expenses, but will not be required to reimburse the Fund for any ordinary business expenses which exceed the amount of its investment advisory fee for such fiscal year. The amount of any such reduction is to be borne by the Manager and shall be deducted from the monthly investment advisory fee otherwise payable to the Manager during such fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

    6. The net asset value of each Fund's Shares as used herein will he calculated to the nearest 1/10th of one cent.

    7. The Manager may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund's expenses exceed such lower expense limitation as the Manager may, by notice to the Funds, voluntarily declare to be effective.

    8. This Contract shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Contract) for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) Manager shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund. If a Fund is added after the first approval by the Trustees as described above, this Contract will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this Contract by the Trustees and thereafter for successive periods of one year, subject to approval as described above.

    9. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the shareholders of that Fund on sixty
(60) days' written notice to Manager.

    10. This Contract may not be assigned by Manager and shall automatically terminate in the event of any assignment. Manager may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.
    11. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Manager, Manager shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

    12. This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the Act.

    13. The Manager acknowledges that all sales literature for investment companies (such as the Trust) are subject to strict regulatory oversight. The Manager agrees to submit any proposed sales literature for the Trust (or any Fund) or for itself or its affiliates which mentions the Trust (or any Fund) to the Trust's distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Manager to produce sales literature for the Trust (or any Fund). The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Manager of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Trust.

    14. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, or any of the officers, employees, agents or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. Notice is also hereby given that the obligations pursuant to this instrument of a particular Fund and of the Trust with respect to that particular Fund shall be limited solely to the assets of that particular Fund.

    15. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

    16. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

                                     EXHIBIT A
                                       to the
                                 Management Contract


                             Blanchard Global Growth Fund
                        Blanchard 100% Treasury Money Market Fund
                         Blanchard Short-Term Global Income Fund
                            Blanchard American Equity Fund
                             Blanchard Flexible Income Fund
                            Blanchard Short-Term Bond Fund
                          Blanchard Flexible Tax-Free Bond Fund
                         Blanchard Worldwide Emerging Markets Fund

     For all services rendered by Manager hereunder, the above-named Funds of the Trust shall pay to Manager and Manager agrees to accept as full compensation for all services rendered hereunder, an annual management fee equal to the following percentage ("the applicable percentage") of the average daily net assets of each Fund.


Name of Fund                               Percentage of Net Assets

Blanchard Global Growth Fund            1% of the first $150 million of average
                                        daily net assets, .875% of the Fund's
                                          average daily net assets in excess of
                                          $150 million but not exceeding $300
                                          million and .75% of the Fund's average
                                          daily net assets in excess of $300
                                          million.

Blanchard 100% Treasury
     Money Market Fund            .5% of the first $500 million of the Fund's
                                  average daily net assets, .475% of the Fund's
                                  average daily net assets in excess of $500
                                  million but not exceeding $1 billion, plus
                                  .45% of the Fund's average daily net assets
                                  in excess of $1 billion.

Blanchard Short-Term Global Income Fund     .75%

Blanchard American Equity Fund              1.10%

Blanchard Flexible Income Fund             .75%

Blanchard Short-Term Bond Fund             .75%

Blanchard Flexible Tax-Free Bond Fund      .75%
Blanchard Worldwide Emerging Markets Fund   1.25%




    The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of the applicable percentage applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Manager daily.


     Witness the execution hereof this 12th day of July, 1995.


Attest:                                  Virtus Capital Management, Inc.


                                         By:
---------------------------                 ---------------------------
                 Secretary                     Executive Vice President




Attest:                                  Blanchard Funds


/s/ C. Grant Anderson                    By:/s/ Joseph A. Machi
  Assistant Secretary                    Executive Vice President








                                    EXHIBIT B
                                     to the
                          Investment Advisory Contract

                         BLANCHARD GROWTH & INCOME FUND
                          BLANCHARD CAPITAL GROWTH FUND

    The Trust shall pay to VCM, on behalf of the Funds, monthly compensation at the annual rate of 1.10% of each Fund's average daily net assets, .40% of which, which would otherwise be received by VCM and paid to The Chase Manhattan Bank, N.A. ("Chase") for portfolio advisory services, shall be paid to Chase directly by the Capital Growth Portfolio and the Growth & Income Portfolio, respectively, under separate investment advisory agreements between Chase and the Capital Growth Portfolio and Chase and the Growth & Income Portfolio.

    The portion of the fee based upon the average daily net assets of the Funds shall be accrued daily at the rate of 1/365th of the applicable percentage applied to the daily net assets of each Fund.

    Witness the due execution hereof this day of , 1995.

Attest:                                Virtus Capital Management, Inc.

                                       By:
Secretary                              Senior Vice President

Attest:                                Blanchard Funds

                                       By: